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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE - SEPTEMBER  19, 2001


CONTACT: LINDA A. PLEIMAN
         DIRECTOR OF INVESTOR RELATIONS AND CORPORATE COMMUNICATIONS NS GROUP, INC.
         (859) 292-6809
         WWW.NSGROUPONLINE.COM

                  NS GROUP EXPERIENCES SOFTENING IN OCTG ORDERS

                      Third Quarter 2001 Estimates Lowered

(NEWPORT, KENTUCKY - September 19, 2001) NS Group announced today that the results for its third quarter ending September 30, 2001 will not be as high as originally estimated in July.

President and CEO, Rene J. Robichaud commented, "Shipments of our OCTG products will decline by approximately 20% compared to the second quarter due to customer uncertainty in the energy marketplace. Natural gas prices have declined resulting in a fall-off in natural gas drilling. The gas drill rig count has dropped by nearly 90 rigs since mid July. In response, distributors have been reluctant to invest in spot purchases and are reducing OCTG inventories to coincide with expected lower drilling activity. Based on these factors, we expect to report a loss for the September 2001 quarter in the area of $0.10 per diluted share."

Robichaud went on to say, "Prior to the attack on America, our customers were reacting to a softening energy market. In the short term, economic weakness will likely keep demand relatively soft. We expect to see strengthening in the OCTG market early next year and a strong rebound in the line pipe market by the middle of next year. The mid to long-term energy fundamentals continue to be excellent. These fundamentals, combined with an expected emphasis on greater energy self sufficiency, bode well for our business.

NS Group is scheduled to announce the results of the September 30, 2001 quarter on Monday, October 22, 2001. The company will also host a conference call and simultaneous web cast on the same day. Details concerning the conference call and web cast are available on the company's web site, www.nsgrouponline.com.

NS Group, Inc. is a leading producer of seamless and welded tubular products serving the energy industry. The company's tubular products are used in the drilling and exploration as well as the transmission of oil and natural gas. The company's tubular products are marketed primarily in the United States and certain foreign markets. NS Group is traded on the NYSE under the symbol NSS. NS Group, Inc. is headquartered in Newport, Kentucky. To learn more about NS Group log on to www.nsgrouponline.com.



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This report contains forward-looking information with respect to the company's operations and beliefs. Actual results may differ from these forward-looking statements due to numerous factors, including those discussed in the company's filings with the Securities and Exchange Commission.